Exhibit 99.1

WESTERN PLAINS ENERGY, L.L.C.

3022 County Road 18

Oakley, KS  67748

(785) 672-8810

April 1, 2008

To Our Members:

I am writing to remind you of certain important developments affecting your membership interest in Western Plains Energy, L.L.C. (“WPE” or the “Company”).  These developments have previously been reported in our filings with the Securities and Exchange Commission but due to their significance, we wanted to take this opportunity to contact you individually.

On February 29, 2008, our Board of Managers announced that, effective March 10, 2008, our units of membership interest would be split on a seven for one (7:1) basis.  This means that every unit owned by you as of March 10, 2008 has become seven units.  This does not change your percentage interest in the Company.  It simply changes the number of units owned by you and is designed to facilitate your ability to sell units on our matching service, discussed in more detail below.  You will not receive a new certificate reflecting your ownership of the additional units.  We will record the increase in our books and records and track any changes on your behalf.

The second development affecting your membership in the Company is that you will no longer need to possess a paper certificate to demonstrate your ownership of membership units.  On December 18, 2007, our Board of Managers approved an amendment to our Operating Agreement allowing for issuance of uncertificated or “book entry” units.  Under this revised system, your old certificates are null and void and we will no longer issue membership certificates as a routine procedure.  Rather, your ownership of membership units will be reflected in our books and records.  If you transfer your interest, we will record the transfer on our books and you are not required to obtain a new certificate for any remaining interest.  We believe this will simplify administration and reduce costs for our Company.

The third development affecting your membership interests is that we have contracted with a third party to establish and maintain a matching service to allow sales of our membership units.  The name of this company is Variable Investment Advisers, Inc., doing business as AgStockTrade.com of Sioux Falls, South Dakota.  Pursuant to this arrangement, AgStock has agreed to maintain an electronic Internet-based matching service where individuals may offer to purchase or sell units of our membership interest.  This matching service functions similar to an auction where the most willing seller is matched with the most willing purchaser of our units.  If the postings on the matching service reflect a match between a buyer and a seller, AgStock will facilitate execution of the necessary paperwork and transfer and exchange of the money.  You may obtain additional information about this matching service by clicking on the link on our website or proceeding directly to the website maintained by AgStockTrade.com.  You may also contact them by telephone at (800) 859-3018.

All of these developments have been designed in an effort to increase the value of your membership in WPE.  We hope these efforts will benefit you and your investment in the Company.  If you have any questions, you may contact me or our membership coordinator, Debbie Nelson.  Debbie can be reached at dnelson@wpellc.com.

Sincerely,

WESTERN PLAINS ENERGY, L.L.C.

/s/ Curt Sheldon
Curt Sheldon, Controller
csheldon@wpellc.com